PROMISSORY NOTE

$5,000,000.00	Minneapolis, Minnesota
November 3rd, 2006
1. FOR VALUE RECEIVED, HEI, Inc., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Thomas F. Leahy (the “Lender”), at such address as the Lender may designate from time to time, the principal sum of Five Million and 00/100 DOLLARS ($5,000,000.00), in lawful money of the United States and immediately available funds, together with interest on the unpaid balance accruing as of the date hereof at a rate initially equal to fifteen percent (15%) per annum, increasing by one percent (1.0%) per annum as of the first day of January, 2007 and the first day of each calendar month thereafter (e.g. increasing to 16% per annum on January 1, 2007, to 17% per annum on February 1, 2007, and so on); provided however, that in no event shall the applicable rate hereunder exceed 20% per annum at any time (except to the extent due to application of the Default Rate).
2. The outstanding principal balance hereof shall be payable in full on November 2nd, 2007 (the “Maturity Date”). Accrued interest on such principal balance shall be due and payable on the first day of each calendar month, commencing with December 1, 2006, and shall be payable in full on the Maturity Date.
3. The outstanding principal balance of this Note may be prepaid at any time at the option of the Borrower without premium or penalty. Any payment(s) on this Note using the proceeds of any insurance award or from a refinancing or from the sale of any collateral securing this Note (whether such sale is made with or without the consent of the Lender), and any payment(s) made after any event of default has occurred under this Note, and any other payment(s) on this Note from any other source in excess of the principal payments scheduled pursuant to Paragraph 2 above, shall be deemed a prepayment for purposes of this Paragraph 3 and Paragraph 5 below.
4. If any installment of principal or interest on this Note, including without limitation the payment required on the Maturity Date, is not paid within fifteen (15) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.0%) of the amount of such installment.
5. All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest on this Note, and lastly to principal (and, in the case of any prepayments, to installments of principal in the inverse order of their maturity).
6. Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee, prepayment penalties or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable Minnesota law.
7. Upon the occurrence of an Event of Default or at any time thereafter, at the option of the Lender, the outstanding principal balance hereof shall bear interest at a rate equal to two percent (2.0%) per annum in excess of the rate of interest otherwise applicable pursuant to Section 1 hereof (the “Default Rate”), in order to compensate the Lender for administrative expenses and increased risk to the Lender associated with the occurrence of an Event of Default.

8. Upon the occurrence of an Event of Default or at any time thereafter, the outstanding principal balance hereof and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, without notice or demand.
9. Upon the occurrence of an Event of Default or anytime thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.
10. Upon the occurrence at any time of an Event of Default or at any time thereafter, the Borrower promises to pay all costs of collection of this Note, including but not limited to attorneys’ fees, paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.
11. This Note is secured by the “Security Agreement” (as defined below) and is entitled to all of the benefits provided for in said agreement.
12. As used herein, the term “Event of Default” shall mean (i) the Borrower’s failure to pay, as and when due hereunder, any principal, interest or other amount payable pursuant to this Note, and/or (ii) any breach of, default or event of default under that certain Security Agreement dated of even date herewith, executed by the Borrower in favor the Lender, as amended from time to time (the “Security Agreement”).
13. Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.
14. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.
15. Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the Security Agreement, and any instrument, agreement or document related thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to Borrower’s last known address. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Paragraph shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

HEI, Inc.
By /s/ Mark B. Thomas
Mark B. Thomas
Its: Chief Executive Officer and Chief Financial Officer

[SIGNATURE PAGE TO PROMISSORY NOTE]